EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Modtech Holdings, Inc.:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2002, with respect to the consolidated balance sheets of Modtech Holdings, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, shareholders’ equity and cash flow for each of the years in the three-year period ended December 31, 2001 and the related financial statements schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of Modtech Holdings, Inc.

/s/ KPMG LLP KPMG LLP

Orange County, California
June 25, 2002